Exhibit 9

LOCK-UP AGREEMENT

November 9, 2009

Maxim Group LLC
405 Lexington Avenue
New York, NY 10174

Dear Sirs:

As an inducement to the several underwriters, for whom Maxim Group LLC is acting as the representative (the “Representative”), to enter into an underwriting agreement (the “Underwriting Agreement”) with Golden Green Enterprises Limited, a British Virgin Island corporation (the “Company”), pursuant to which an offering will be made for the ordinary shares, no par value per share (the “Ordinary Shares”), of the Company or any successor (by merger or otherwise) thereto, the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Ordinary Shares or securities convertible into or exchangeable or exercisable for any Ordinary Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representative.  In addition, the undersigned agrees that, without the prior written consent of the Representative, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for the Ordinary Shares.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue to and include the date that is 270 days after the public offering date set forth on the cover page of the final prospectus used to sell the Ordinary Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representative waives, in writing, such extension.

The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as it may have been extended pursuant to the previous paragraph) has expired.

The undersigned’s exercise of a stock option or warrant issued or granted by the Company outstanding on the date hereof shall not be subject to this Agreement; provided, however, that any Ordinary Shares received upon the exercise of any such option or warrant will also be subject to this Agreement. A transfer of Ordinary Shares by gift, will or intestacy to a family member, affiliate or trust may be made, but only to the extent the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Ordinary Shares if such transfer would constitute a violation or breach of this Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all  prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Agreement shall lapse and become null and void if the Company or the Representative elects not to proceed with the plubic offering.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of Signatory]